ALEXANDER & BALDWIN, INC.
ANNUAL INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2013

I.Establishment and Purpose

A.Alexander & Baldwin, Inc. (the "Company") established the Alexander & Baldwin, Inc. Annual Incentive Plan (the "Plan") on June 29, 2012, to complement the Company's One-Year Performance Improvement Incentive Plan (the "One-Year PIIP") by enabling a broader group of employees to be eligible for incentive compensation. The Plan was subsequently amended and restated effective January 1, 2013.
B.The purpose of this Plan is to motivate employees to exceed business plan performance and to provide a reward to individuals for their successful results. Further, the Plan is intended to:

1.Communicate and reinforce the changing management style and direction the Company is to take.

2.Emphasize current and future profitability, improvement or desirable change.

3.Improve the planning process throughout the Company.

4.Reinforce the implementation of business plans.

5.Reward Company, subsidiary, business unit, division and individual performance above that which is expected.

C.     It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will attract and retain key employees.

D.     Payment of incentive compensation under the Plan is conditioned on attainment of specified goals for a performance period and a service retention period that extends through the date of payment of an award for that performance period as described below.

II.Administration

A.The Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board of Directors") shall have responsibility for administration of this Plan. Under the direction of this Committee, the corporate officer in charge of the compensation programs of the Company and other executives designated by the Chief Executive Officer of the Company shall develop and maintain guidelines for the administration of the Plan and will perform day-to-day administrative details as required. In addition, the Committee may delegate administration of the Plan to the Chief Executive Officer of the Company.

B.The Committee shall interpret the Plan, make or approve procedures and guidelines relating to it, and make any factual determinations arising in connection with it. The Committee's interpretations and determinations shall be final and binding.

III.Eligibility

A.The individuals eligible to participate in the Plan shall be limited to employees (other than employees who participate in the One-Year PIIP) of the Company and its subsidiaries. At the beginning of each Plan Year, the Chief Executive Officer of the Company shall select the Plan participants for such year. Employees must have served with the Company or its subsidiaries for the full Plan Year to be eligible for an award. Employees who are hired or promoted after the start of a Plan Year may, at the discretion of the Chief Executive Officer, become eligible for a pro-rata bonus based on their length of service that year. A Plan Year is a calendar year.

B.Employees must be on the payroll at the time awards are paid for the previous Plan Year, except that employees who have become Permanently Disabled, taken Early Retirement with the approval of the Company, taken Normal Retirement or died during the Plan Year for which the award is made shall be eligible to receive a pro-rata award based on their performance and their term of service during that Plan Year. For purposes of the Plan, the following definitions shall be in effect: (1) "Permanently Disabled" shall mean the inability of the participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more; (2) "Early Retirement" shall mean the participant's termination of employment, on or after attainment of age fifty-five (55) and completion of at least five (5) years of service; and (3) "Normal Retirement" shall mean the participant's termination of employment on or after attainment of age sixty-five (65).

C.Exceptions (additions or deletions) to the eligibility requirements of A above can be made by the Chief Executive Officer.

IV.Goals (Objectives)

A.The Plan is based on attainment of performance objectives that relate to financial, operational or other criteria with respect to the Company, any of its subsidiaries, business units and/or divisions ("Company Goals") and individual performance.

B.The Company Goals used as the basis of this Plan shall be approved by the Committee and may include, but are not limited to, one or more of the following criteria: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings);
(iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital;

(ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax;
(xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries; (xviii) property purchases, sales, investments and construction goals; (xix) application approvals; (xx) litigation and regulatory resolution goals; (xxi) occupancy or occupancy rates; (xxii) leases, contracts or financings, including renewals; (xxiii) overhead, savings, G&A and other expense control goals;
(xxiv) budget comparisons; (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards ("GICS") or GICS Index, or another peer group or peer group index; (xxvi) credit rating; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs; (xxix) improvement in workforce diversity; (xxx) net cost per ton; (xxxi) crop yields; (xxxii) compliance requirements and compliance relief; (xxxiii) safety goals; (xxxiv) productivity goals; (xxxv) workforce management and succession planning goals; (xxxvi) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxvii) measures of customer satisfaction, employee satisfaction or staff development; (xxxviii) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company's revenue or profitability or enhance its customer base; (xxxix) merger and acquisitions; (xl) water rights; (xli) entitlement; (xlii) regulatory approvals; (xliii) investment in and acquisition of real estate; (xliv) formation of joint ventures partnerships, and strategic alliances to acquire, develop and commercialize real estate; (xlv) building the pipeline of development projects, including planning, design, permitting and construction thereof; (xlvi) risk mitigation goals; (xlvii) objectives tied to long-term growth and shareholder value creation; and (xlviii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's subsidiaries, business units or divisions. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs;
(E) bonus, incentive, pension or other post-retirement compensation costs or accruals; (F) any extraordinary nonrecurring items; (G) the operations of any business acquired by the Company;
(H) the divestiture of one or more business operations or the assets thereof; and (I) any other adjustment consistent with the operation of the Plan.
C.Performance goals shall be weighted as determined by the Committee and may vary from business unit to business unit. For each performance objective, the Committee may establish up to three (3) designated levels of attainment: threshold, target and extraordinary levels of attainment. The Committee may also establish an alternative formula for determining the bonus potential at various points of performance goal attainment.

V.Awards

A.Individual Bonus Opportunity. For each Company Goal established pursuant to Section IV, a bonus opportunity for each participant (stated as a dollar amount or percentage of salary) will be set at one or more levels based on corresponding levels of attainment of that goal. For example, a target level bonus may be set for target level attainment of each established goal. Accordingly, each participant's maximum award under the Plan for a particular Plan Year shall be equal to the sum of the maximum level of bonus opportunity set for each goal established for him or her for that Plan Year.

B.Bonus Pool. For each Plan Year, the Committee shall establish a bonus pool, which will be funded based on the actual level of attainment of Company Goals for that year. The Committee shall determine the formula to be used to fund the bonus pool. Subject to Committee discretion, a minimum level of achievement must be obtain d for each Company Goal to fund the pool. The Committee may, in its sole discretion, increase or decrease (including to zero) the funding of the pool for any year regardless of performance. However, the maximum bonus pool for a Plan Year shall not exceed 150% of the aggregate target bonuses for all participants for such Plan Year. The aggregate bonuses paid for a Plan Year to all participants shall not exceed the bonus pool for that year, and shall not exceed Three Million Dollars ($3,000,000).

C.Individual Bonus Determination. Once the bonus pool is funded for a Plan Year, the bonus payable to each participant for that Plan Year shall be determined initially based on attainment of Company Goals and modified based on individual performance as described below. However, the actual bonus amount to be paid to the participant shall be subject to his or her satisfaction of the employment requirement set forth in Section III.B (or any pro-ration effected in accordance with such section) and any adjustments effected by the Committee pursuant to Section V.C.3.

1.Initial Individual Bonus Calculation. Based on the Committee's determination of the attained level of each Company Goal and the participant's bonus opportunity, an initial calculation shall be made of the bonus amount for the participant attributable to that goal, and the participant's potential bonus amount for that Plan Year shall be equal to sum of those individually calculated bonus amounts.

2.Individual Performance Modifier. The amount determined pursuant to Section V.C.1 shall be adjusted by a multiplier (ranging from 0% to 200%) based on the Chief Executive Officer's subjective evaluation of the participant's individual performance. A participant who does not meet his or her performance expectations will not receive any bonus under the Plan. In no event shall the adjustment pursuant to this Section V.C.2 result in a bonus for a participant in excess of 200% of the amount of bonus determined for such participant under Section V.C. l.

3.Committee Discretion. The award calculated for each participant pursuant to Section V.C.l and Section V.C.2 may be increased or decreased by the Committee in its absolute discretion if such award does not, in the judgment of the Committee, reasonably reflect the performance of the Company or of the applicable subsidiary, business unit, division or individual (including, without limitation, by reason of circumstances occurring during the Plan Year which may or may not have been beyond the control of the Company, subsidiary, business unit, division or the individual participant). Such adjustments by the Committee may be applied uniformly with respect to all participants, or such adjustment may be applied selectively with respect to one or more individual participants.

D.Payments.

1.Approval of the award payments for each Plan Year will be made by the Committee at its first meeting following the availability of the financial results for that Plan Year. Award payments shall be made as soon as practicable following such approval but in no event later than March 15 of the year following the Plan Year to which the award relates.

2.All awards under the Plan will be paid only in cash, with such cash payment to be made at the time each such award is determined. Participants will not be permitted to receive any portion of their awards in the form of the Company's common stock.

3.All award payments shall be subject to the Company's collection of all applicable income and employment withholding taxes.

VI.General Provisions

A.Nothing herein contained shall be construed to limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to terminate a participant's employment with the Company at any time, all of which rights and powers are hereby expressly reserved.

B.It is intended that the Plan shall continue from year to year. However, the Board of Directors reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall affect the rights of participants to receive awards finally determined by the Committee but unpaid at the time of such termination or amendment.

C.The parameters of the Plan shall be construed, administered and governed by the laws of the State of Hawaii without resort to its conflict-of-laws provisions.

D.No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

E.The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Section 409A of the Internal Revenue Code (the "Code") and Treasury Regulations Section l.409A-l(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed by its duly authorized officers effective this 1st day of January, 2013.

ALEXANDER & BALDWIN, INC.

By:	/s/ Son-Jai Paik
Its Vice President

By:	/s/ Alyson J. Nakamura
Its Secretary

DB2/25143622.1